EXHIBIT 99.1

Stoneridge Announces Early Acceptance of Cash Tender Offer and
Consent Solicitation for its Senior Notes

Warren, Ohio – October 4, 2010 – Stoneridge, Inc. (NYSE: SRI) (the “Company”) today announced that it exercised its early purchase option and has accepted for purchase all of the $109,733,000 aggregate principal amount of its outstanding 11 ½% Senior Notes due 2012 (the “Notes”) tendered and not validly withdrawn prior to October 4, 2010 pursuant to the Company’s previously announced tender offer and consent solicitation. Payment for the Notes purchased will be made today.

The Company also announced that based on the amount of Notes tendered, the Company has received the requisite consents to adopt the proposed amendments to the indenture governing the Notes.  A supplemental indenture giving effect to the amendments has been executed and delivered.  The amendments to the indenture have eliminated most of the restrictive covenants and certain of the events of default contained in the indenture.

The tender offer is being made pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, dated as of September 20, 2010, and the related Letter of Transmittal and Consent (collectively, the “Offer Documents”). The tender offer will expire at 11:59 p.m., New York City time, on October 18, 2010, unless extended by the Company.

The depositary and information agent for the tender offer and consent solicitation is Global Bondholder Services Corporation. The dealer manager for the tender offer and solicitation agent for the consent solicitation is J.P. Morgan Securities LLC ((800) 245-8812 (toll-free) and (212) 834-2046 (collect)).

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The offer and the consent solicitation are being made only pursuant to the Offer Documents. Holders and investors should read carefully the Offer Documents because they contain important information, including the various terms and conditions of the tender offer and the consent solicitation.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules, and systems principally for the medium- and heavy-duty truck, automotive, and agricultural and off-highway vehicle markets.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss or bankruptcy of a major customer; the costs and timing of facility closures, business realignment or similar actions; a significant change in medium- and heavy-duty truck, automotive, or agricultural and off-highway vehicle production; our ability to achieve cost reductions that offset or exceed customary-mandated selling price reductions; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; the amount of debt and the restrictive covenants contained in our asset-backed credit facility; customer acceptance of new products; capital availability or costs, including changes in interest rates or market perceptions; the failure to achieve successful integration of any acquired company or business; the occurrence or non-occurrence of circumstances beyond our control; and the items described in “Risk Factors” in the Company’s public filings.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443